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                     August 11, 2020

       Chenxi Yu
       Deputy Chief Financial Officer
       TuanChe Ltd
       9F, Ruihai Building, No. 21 Yangfangdian Road
       Haidian District Beijing 100038
       The People   s Republic of China

                                                        Re: TuanChe Ltd
                                                            Form 20-F the
Fiscal Year Ended December 31, 2019
                                                            Filed May 18, 2020
                                                            File No. 1-38737

       Dear Mr. Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services